                               CONSENT OF EXPERTS


       We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-2) and related Prospectus of Richey Electronics, Inc. for the registration of $55,755,000 principal amount of its 7% Convertible Subordinated Notes due 2006 and 3,947,256 shares of its Common Stock and to the incorporation by reference therein of our report dated April 14, 1995 (except for Note 2 as to which the date is November 9, 1995 and
Note 8 as to which the date is December 19, 1995), with respect to the consolidated financial statements of Electrical Distribution Acquisition Company and our report dated April 14, 1995 (except for Note 2 as to which the date is November 9, 1995), with respect to the financial statements of Deanco, Inc. included in its Annual Report (Form 10-K), under Item 14(b) Reports on Form 8-K, for the year ended December 31, 1995 and in its Current Report on Form 8-K/A dated January 31, 1996, filed with the Securities and Exchange Commission.



                                   /s/Ernst & Young LLP

Syracuse, New York
April 28, 1996